Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of October 10, 2026 (the “Effective Date”) in Shenzhen, People’s Republic of China (“China”), by and among:

Buyer:

Skillful Craftsman Education Technology Ltd, a company incorporated under the laws of the Cayman Islands and listed on the Nasdaq Stock Market under the ticker symbol “EDTK” (the “Buyer” or “EDTK”);

Seller:

LIU QINGWU (the “Seller”);

Target Company:

URAY PTE. LTD., a limited company duly incorporated and validly existing under the laws of Singapore (the “Target Company”, “Target” or “URAY”).

(Each of the Buyer, the Seller and URAY is referred to individually as a “Party” and collectively as the “Parties”.)

RECITALS

●	The Seller (Liu Qingwu) is a Chinese citizen and lawfully holds 100% of the issued and outstanding shares of URAY;

●	Sole Target Clarification: This transaction is limited solely to URAY as the acquisition target entity and does not involve any equity restructuring or asset acquisition of any other domestic or overseas affiliated entities of the Seller;

●	The Buyer intends to purchase, and the Seller agrees to sell to the Buyer, 70% of the equity interest in URAY (the “Subject Equity”);

●	The Parties agree that, after the completion of the acquisition, Mr. Liu Qingwu will continue to serve as a director and senior management officer of URAY and provide management and services to URAY to build a new business platform. The Seller undertakes to transfer/migrate, free of charge and in a complete and compliant manner prior to the Closing of the acquisition by the Buyer, all game IPs, software copyrights, accounts and distribution channels related to the target business that are personally owned by the Seller to URAY in accordance with this Agreement. Furthermore, the Seller shall submit a list of such Intangible Assets to the Buyer within five (5) business days after the signing of this Agreement.

DEFINITIONS

Unless the context otherwise clearly requires, the following terms used in this Agreement shall have the meanings set forth below:

“Closing Date” means the date on which the Parties complete the transfer of the equity interest in the Target Company, the instruction for the private placement of EDTK shares to the transfer agent, and all Closing Conditions under this Agreement have been satisfied or duly waived. The Closing Date shall be October 10, 2026 or such other date as the Parties may otherwise agree.

“Performance Assessment Year” means each fiscal year used to measure URAY’s performance and determine stock or cash incentives, including the First Year (Y1), the Second Year (Y2) and the Third Year (Y3).

“EBITDA” means the earnings before interest, taxes, depreciation and amortization of URAY for the relevant period, prepared in accordance with US GAAP, audited under applicable auditing standards, and consolidated in the Buyer’s consolidated financial statements.

“Affiliates” means any entity or individual that directly or indirectly controls, is controlled by, or is under common control with a Party; “control” means the direct or indirect power to direct the management and policies of an entity.

“Intangible Assets” means the game product IP intellectual property rights, software copyrights (including game source code), customer lists and resource placement accounts (such as Meta, Google, AppLovin and other mainstream channels), distribution channels, monetization resources, and other identifiable intangible rights or resources related to the Target Company’s business that are owned or controlled by the Seller or its Affiliates.

“EDTK Fiscal Year 2027” means the fiscal year from April 1, 2026 to March 31, 2027.

“EDTK Fiscal Year 2028” means the fiscal year from April 1, 2027 to March 31, 2028.

“EDTK Fiscal Year 2029” means the fiscal year from April 1, 2028 to March 31, 2029.

“First Half of EDTK Fiscal Year 2028” means the semi-annual financial report period from April 1, 2027 to September 30, 2027.

“First Half of EDTK Fiscal Year 2029” means the semi-annual financial report period from April 1, 2028 to September 30, 2028.

“First Half of EDTK Fiscal Year 2030” means the semi-annual financial report period from April 1, 2029 to September 30, 2029.

“SEC” means the U.S. Securities and Exchange Commission.

“PCAOB” means the Public Company Accounting Oversight Board.

“US GAAP” means United States Generally Accepted Accounting Principles.

“Nasdaq Listing Rules” means the rules, interpretations, policies and guidance of the Nasdaq Stock Market applicable to the Buyer and its securities issuance, listing and ongoing compliance as currently in effect.

ARTICLE 1 SUBJECT MATTER OF THE TRANSACTION AND CONFIRMATION OF ASSET MIGRATION

1.1 Transfer of Subject Equity

The Seller (Liu Qingwu) agrees to transfer to the Buyer, and the Buyer agrees to purchase from the Seller, 70% of the equity interest in URAY held by the Seller, in accordance with the terms of this Agreement. Upon Closing, the Buyer shall hold 70% of the equity interest in URAY, and the Seller shall hold 30% of the equity interest in URAY. This acquisition is limited solely to the equity interest in URAY; the Buyer does not purchase any rights in any other affiliated entities of the Seller (except subsidiaries of URAY) and does not assume any obligations or liabilities of such affiliated entities.

1.2 Building of New Platform and Free Transfer / Migration / Confirmation of Assets

(a) URAY shall serve as the sole business and asset-receiving entity. The Buyer and the Seller (Liu Qingwu) shall jointly rebuild and it shall independently conduct generative AI-driven interactive game platforms, game research and development, user acquisition and advertising monetization businesses, as well as pan-entertainment traffic monetization and ecosystem matrix building.

(b) Transfer of Ownership of Assets and Free Migration: URAY shall have independent ownership and exclusive right to use all of its game product IP intellectual property rights, customer lists and resources, software copyrights, placement accounts and distribution channels. Where the business of URAY involves Intangible Assets, the Seller undertakes and guarantees that it shall, and shall cause its Affiliates and relevant rights holders to, unconditionally, compliantly and completely transfer/migrate such Intangible Assets to URAY free of charge, and complete the corresponding ownership transfer, change, registration, filing, account migration and delivery procedures prior to Closing. The Seller shall submit a list of such Intangible Assets to the Buyer within five (5) business days after the signing of this Agreement. Prior to Closing, the Buyer and independent professional institutions engaged by it may conduct due diligence on the intellectual property rights, ownership, validity, transferability, non-infringement and absence of third-party liabilities of the Intangible Assets; the Seller shall provide all necessary documents and assistance. Unless otherwise agreed in writing by the Buyer, the Seller shall complete such asset transfer and migration within fifteen (15) days from the signing date of this Agreement and ensure that the transfer and migration have been completed by Closing; if applicable laws or competent authorities require a longer processing time, the Seller shall complete the transfer of such assets and rights within thirty (30) days from the signing date of this Agreement, and in any event no later than the Closing Date. The Seller confirms that such transfer/migration and the related consideration arrangements comply with applicable laws and regulations, regulatory requirements and third-party contractual restrictions of China, Singapore and other relevant jurisdictions.

(c) Neither the Seller nor its Affiliates shall charge URAY any license fees, channel fees, service fees, transfer fees or retained benefits in connection with the transfer of the above assets and channels, so as to ensure the financial independence and authenticity of such assets of URAY. After the transfer/migration to URAY, the Seller undertakes and guarantees that neither it nor its Affiliates nor relevant rights holders shall have the right to use or authorize others to use the above Intangible Assets, or to develop, operate or maintain products that are the same as or similar to such game products.

1.3 Conditions Precedent to Closing

Unless otherwise provided in this Agreement or waived in writing by the Buyer, Closing shall be conditional upon the satisfaction or written waiver by the Buyer of each of the following conditions (collectively, the “Closing Conditions”) on or before the Closing Date:

(a) Each of the representations and warranties made by the Seller under Article 8 is true, accurate, complete and not misleading as of the signing date of this Agreement and as of the Closing Date;

(b) The Seller and its Affiliates have completed all ownership transfer, change, registration, filing, account migration and delivery procedures of the Intangible Assets in accordance with Article 1.2, and the relevant ownership certificates, registration or migration documents have been delivered to the Buyer or its designated representative;

(c) The equity structure, board composition, bank accounts, seals, licenses, books and financial systems of URAY have been changed in accordance with this Agreement, and the persons designated by the Buyer have been formally appointed and obtained corresponding authorizations (including but not limited to dual-signature authority for fund payments);

(d) From the signing date of this Agreement to the Closing Date, no event has occurred that has a material adverse effect on the business, assets, financial condition or value of the Intangible Assets of URAY (“Material Adverse Change”), and the Seller has not breached the pre-Closing covenants under Article 1.4;

(e) There is no order, judgment, injunction or proceeding issued or existing by any governmental authority, court or arbitration institution that prohibits, restricts or renders the Closing impossible;

(f) The internal and external approvals and filings required under the Nasdaq Listing Rules and U.S. federal securities laws for the private placement of ordinary shares in this transaction have been submitted, obtained or reasonably assured, and the ordinary shares to be issued and registered to the Seller and the plan for the employee incentive shares dedicated to the Target Company comply with applicable laws.

The Buyer may waive any or all of the Closing Conditions in writing at any time prior to Closing; any waiver of a Closing Condition shall not affect the Buyer’s right to separately claim remedies for the Seller’s breach of this Agreement.

1.4 Pre-Closing Covenants

From the signing date of this Agreement until the Closing Date (or the date this Agreement is terminated pursuant to Article 1.5), except with the written consent of the Buyer or as otherwise provided in this Agreement:

(a) The Seller shall ensure that URAY conducts business only in the ordinary/normal course of business and shall not engage in any material asset disposal, external investment, external guarantee, borrowing, dividend distribution, equity change or other acts beyond the ordinary/normal course of business;

(b) The Seller shall cause URAY to maintain complete books and records, and provide the Buyer and independent professional institutions engaged by the Buyer with necessary information and documents relating to this transaction and the business, finance and compliance of URAY as reasonably requested by the Buyer, and cooperate in completing due diligence;

(c) The Seller shall not create any new mortgage, pledge, lien or other third-party rights over the equity interest in URAY or the Subject Assets or the Intangible Assets of the Seller and its Affiliates, nor take any action that may diminish the ownership, integrity or value of such assets;

(d) The Seller shall promptly notify the Buyer in writing of any event that may constitute a Material Adverse Change or cause any Closing Condition to be incapable of satisfaction.

1.5 Closing Procedures and Pre-Closing Termination

(a) Closing shall take place on the third business day after all Closing Conditions have been satisfied or duly waived (or on such other date as the Parties may agree in writing), at a location reasonably designated by the Buyer, by exchange of written documents. On the Closing Date, the Parties shall sign and deliver to each other all equity transfer, change registration, asset delivery, personnel appointment and other Closing documents required under applicable laws and this Agreement.

(b) If any Closing Condition remains unsatisfied and has not been duly waived within sixty (60) calendar days after the signing date of this Agreement (the “Long-Stop Date”) (except where the failure to satisfy is caused by the Buyer’s breach), either Party may terminate this Agreement by written notice to the other Party; such termination shall not affect either Party’s right to claim damages for breaches that occurred prior to termination.

(c) Upon termination of this Agreement pursuant to this Article, all provisions other than confidentiality, notices, governing law and dispute resolution, general provisions and claims that have already arisen shall terminate, and the Parties shall have no further obligations; the Parties shall, in good faith, return or deal with any shares, funds, documents and assets that have been delivered or transferred, and properly safeguard the other Party’s confidential information.

ARTICLE 2 CONSIDERATION BY ISSUANCE OF EDTK SHARES, SPECIAL SHARE POOL AND SHARE RELEASE AND ISSUANCE MECHANISM

The issuance, transfer and sale of EDTK shares under this Agreement shall be conducted pursuant to the registration exemptions under Regulation S or Section 4(a)(2) of the U.S. Securities Act of 1933.

2.1 EDTK Share Issuance Arrangement (3,000,000 Shares)

Subject to compliance with the Nasdaq Listing Rules (including but not limited to Rule 5635(d) regarding share issuances), the Buyer shall, in accordance with the following provisions, issue 500,000 ordinary shares to the Seller in one tranche and establish an employee incentive plan of 2,500,000 ordinary shares for the Target Company, totaling 3,000,000 EDTK ordinary shares (the “Initial Share Pool”). The 3,000,000 shares are allocated as follows:

(i) 500,000 Shares (Acquisition Consideration Shares): These serve as the base consideration shares for the acquisition of 70% equity interest in URAY. Such 500,000 shares shall be registered in the name of the Seller (Liu Qingwu) with the Buyer’s transfer agent within ten (10) business days after Closing; such 500,000 shares shall be Restricted Shares, and the restrictions under this Agreement shall automatically be lifted upon the first anniversary of the issuance date. The board of directors of URAY shall cooperate in issuing a written confirmation of the lifting of restrictions.

The lifting of restrictions on the above 500,000 Restricted Shares only lifts the restricted and lock-up restrictions agreed under this Agreement at the time of issuance, and does not affect the continuing obligations of the Seller under this Agreement (including but not limited to Articles 3.2 and 6.3) and the corresponding rights of the Buyer.

(ii) 2,500,000 Shares (Performance Earn-out Shares / Special Share Pool): These serve as the share pool (Employee Share Ownership Plan / ESOP) for the URAY team to achieve the prescribed performance targets. Within ten (10) business days after Closing, the Seller shall establish a special employee incentive plan dedicated to the employees and management of the URAY team. The specific annual issuance/release to the management and employee team of URAY shall be determined by the board of directors of URAY based on the annual performance assessment results of URAY, and the board of directors of URAY shall have full authority to issue board resolutions determining the specific methods and quantities of shares allocated to relevant management personnel and employees. The board of directors of the Buyer agrees to approve the board of directors of URAY to decide and issue such employee incentive shares. The issuance, grant, holding, release and transfer of such shares shall comply with applicable U.S. securities issuance, employee equity incentive and registration exemption requirements; the establishment, holding and operation of the ESOP shall comply with applicable tax, corporate, foreign exchange, securities and other laws and regulations, and shall not cause the Buyer or URAY to violate the Nasdaq Listing Rules or U.S. federal securities laws. If the actual number of shares issued under this ESOP exceeds the limit requiring shareholder approval under Nasdaq rules, the Buyer shall promptly convene a shareholders’ meeting to approve the issuance of such shares.

2.2 Share Offset and Release Rules (Applicable Only to Liu Qingwu Individually)

The specific arrangements for the number of unlocked shares that the URAY team and Liu Qingwu are entitled to receive under the annual performance calculated pursuant to Articles 2.3 and 4 of this Agreement are as follows:

(a) Priority Offset of Liu Qingwu’s Personal Shares against the Acquisition Consideration Shares under Article 2.1(i): This rule applies only to the Seller (Liu Qingwu) individually. Any portion of unlocked shares obtained by Liu Qingwu pursuant to the allocation resolution of the board of directors of URAY must first be unlocked and released from the 500,000 Acquisition Consideration Shares already issued in his name. Only after the 500,000 Acquisition Consideration Shares in Liu Qingwu’s name have been fully unlocked and released may any subsequent performance incentive shares allocated to Liu Qingwu be unlocked and granted from the 2,500,000 Special Share Pool custody account. That is: the shares granted to Liu Qingwu by the allocation resolution of the board of directors of URAY, up to the first 500,000 shares, shall constitute the unlocking of the 500,000 shares under Article 2.1(i) already obtained by him rather than additional shares under Article 2.1(ii); only the portion exceeding 500,000 shares may be obtained from Article 2.1(ii) as additional shares issued to Liu Qingwu.

(b) Core Team Members Not Affected: The above 500,000-share consideration offset rule applies only to the Seller (Liu Qingwu) individually; the allocation, issuance and release of shares to other core team members of URAY shall be completely unaffected. Any performance shares allocated to other members of the URAY core team pursuant to the resolution of the board of directors of URAY shall be issued and released directly from the 2,500,000 Special Share Pool, without going through the offset procedure against the 500,000 Acquisition Consideration Shares under Article 2.1(i) of Liu Qingwu.

(c) No Lock-up Restriction on Performance Earn-out Shares: The shares obtained by the Seller after achieving the performance earn-out targets for the first, second and third years shall no longer be subject to the lock-up restrictions under this Agreement. The Seller may sell such shares on the secondary market or transfer them to specific third parties subject to satisfaction of the conditions of Rule 144. Prior to any sale, the Seller shall confirm that it does not possess Material Non-Public Information (“MNPI”) of EDTK and its subsidiaries, and shall comply with the Insider Trading Policy formulated by the Buyer from time to time.

2.3 Formula for Annual Performance Shares

During the three Performance Assessment Years (Y1, Y2 and Y3), the total number of shares to be released to the management and employee team of URAY under Article 2.1 for the relevant period shall be calculated according to the following formula:

[Formula: Number of Shares = E × 1.5 × R / US$1.00]

Formula Explanation:

●	E (EBITDA) means the audited earnings before interest, taxes, depreciation and amortization of URAY for the relevant fiscal year (in U.S. dollars);

●	The PE multiple is fixed at 1.5x;

●	R means the performance payout ratio determined pursuant to Article 4.2 (ranging from 90% to 100%);

●	The benchmark pricing of shares for performance unlocking calculation is US$1.00 per share.

2.4 Formula for Cash Performance Incentives

During the three Performance Assessment Years, the amount of cash performance incentives that URAY is required to pay to its management and employee team for the relevant period shall be calculated according to the following formula:

[Formula: Cash Amount = E × R × relevant percentage]

(where E (EBITDA) means the audited earnings before interest, taxes, depreciation and amortization for the relevant fiscal year, and R means the performance payout ratio determined pursuant to Article 4.2).

2.5 Top-up Commitment for Excess Secondary Issuance

If, upon the expiration of the three-year assessment period or during the performance thereof, the cumulative total number of shares required to be issued calculated pursuant to the formula in Article 2.3 exceeds the initially approved 3,000,000 shares (i.e., the 500,000 consideration shares and the 2,500,000 share pool have been fully allocated, unlocked and issued), the Buyer (EDTK) undertakes to continue to provide the corresponding number of share quotas to the Special Share Pool by way of private placement, so as to meet the needs of the board of directors of URAY for allocating equity to management personnel and the employee team. The Buyer shall, within thirty (30) business days from the issuance of the relevant audit report, complete such issuance and filing procedures subject to compliance with SEC and Nasdaq Listing Rules (including obtaining shareholders’ meeting approval if required). If the issuance is delayed due to the need to convene a shareholders’ meeting for approval, the issuance date shall be postponed to within ten (10) business days after the shareholders’ meeting approval, and the Buyer shall not bear any liability for breach in such case of delay.

The Parties confirm that the issuance obligation under Article 2.5 means that the Buyer shall continue to issue shares subject to compliance with applicable laws, U.S. federal securities laws and the Nasdaq Listing Rules (including obtaining shareholders’ meeting approval required for the issuance), and such compliance and approval requirements shall not relieve the Buyer of its responsibility to perform the release obligation pursuant to the formula in Article 2.3; if the issuance is delayed for more than sixty (60) days or cannot be completed due to failure to obtain the required approvals or filings, the Buyer shall promptly take alternative arrangements to the extent permitted by law (including but not limited to cash substitution priced at the then-prevailing fair market value of the shares), and the relevant issued shares shall likewise be subject to the repurchase and cancellation, lock-up and insider trading policy constraints under Articles 3.1 and 3.2 of this Agreement.

ARTICLE 3 REPURCHASE AND CANCELLATION OF UNRELEASED AND INCENTIVE SHARES AND CLAWBACK PROVISIONS

3.1 Performance Repurchase and Cancellation of Ungranted / Unreleased Shares

After the expiration of the three-year assessment period, if URAY fails to fully achieve the predetermined performance targets, resulting in some or all of the 2,500,000 Share Pool shares remaining in the custody account failing to meet the release/grant conditions, the Buyer (EDTK) shall have the right to compulsorily repurchase and cancel all ungranted/unreleased shares at the par value of its ordinary shares (i.e., US$0.0001 per share). The Buyer shall have the right to require its Transfer Agent to lock such shares that need to be repurchased and cancelled.

3.2 Financial Restatement and Material Breach Clawback

(a) Financial Restatement (Clawback): If a material modification or restatement of the financial statements of URAY or the consolidated financial statements of the Buyer occurs due to data fabrication or serious accounting errors of URAY, the Buyer shall have the right to recalculate the shares actually required to be released pursuant to the relevant formulas in Articles 2.3, 2.4 and 2.5 based on the modified and restated data of URAY, and the Parties agree that the Buyer may compulsorily repurchase and cancel at par value the shares that have been released in excess of the actually required amount but have not yet been transferred or sold; with respect to shares that have already been transferred or sold, the Buyer shall have the right to require the relevant persons who obtained such shares to return the proceeds from the transfer and sale of such shares. The Buyer shall have the right to require its Transfer Agent to lock such shares that need to be repurchased and cancelled.

(b) Material Breach: If the Seller materially breaches the non-compete restrictions under Article 6.3 or establishes a separate company to transfer the business of URAY, the Buyer shall have the right to compulsorily repurchase at par value all unreleased or unsold shares in the name of the Seller, and to pursue legal liability for breach and claim damages for the portion that has been released or sold. The Buyer shall have the right to require its Transfer Agent to lock such shares that need to be repurchased and cancelled.

ARTICLE 4 PERFORMANCE ASSESSMENT STANDARDS, FLEXIBLE PAYOUT AND ROLLING CALCULATION RULES

4.1 Basic Performance Assessment Indicators Table

The basic assessment indicators of the Target Company for the first three Performance Assessment Years (Y1, Y2 and Y3) are as follows (based on the URAY data consolidated in the Buyer’s consolidated financial statements audited by the independent auditor engaged by the Buyer in accordance with PCAOB standards and US GAAP and published on the SEC website):

Assessment Year	Annual Total Revenue Target	90% Revenue Threshold	EBITDA Target	90% EBITDA Threshold	Fixed PE	Share Unlock Pricing
Y1	US$12 million	US$10.8 million	US$1 million	US$0.9 million	1.5x	US$1.00
Y2	US$17 million	US$15.3 million	US$2 million	US$1.8 million	1.5x	US$1.00
Y3	US$25 million	US$22.5 million	US$3 million	US$2.7 million	1.5x	US$1.00

4.2 Performance Payout Ratio (R) and Dual-Indicator Assessment Logic

The triggering and payout ratio (R) of the performance for the relevant period (including share unlocking and cash allocation) shall be strictly determined according to the following rules:

Trigger Threshold (Either of the Dual Indicators):

●	As long as either the actual “Total Revenue” or “EBITDA” achieved by URAY for the relevant period reaches 90% or above of the corresponding target, the eligibility for performance payout for the relevant period is triggered.

●	If both the “Total Revenue” and “EBITDA” indicators fail to reach the corresponding 90% threshold, no performance shall be paid for the relevant period (R = 0).

Pro-rata Payout Rules (90% to 99.99%):

●	If the payout eligibility is triggered, but the achieving indicator(s) (Revenue and/or EBITDA) are between 90% and 100% of the target value (inclusive of 90% and 100%), and the full payout conditions below are not met, the performance payout ratio R shall equal the percentage of the actual achievement value of the achieving indicator over the target value (i.e., R = Actual Achievement / Target). The higher completion percentage shall be taken as the R value, and the maximum value of R shall be 99.99%.

100% Full Payout Rules:

●	Standard Full Payout: If both the Revenue and EBITDA indicators reach 100% or above, full payout shall be made at R = 100%.

●	EBITDA 110% Excess Offset: If the actual EBITDA achievement for the relevant period reaches 110% or above of the target, and Total Revenue reaches 90% or above of the target, it shall be deemed to have reached the 100% performance standard, and full performance payout shall be made at R = 100%.

If the payout eligibility is triggered solely by “Total Revenue” achievement but the EBITDA for the relevant period is negative (i.e., a loss is incurred), no share or cash performance shall be paid for the relevant period (R = 0); if the payout eligibility is triggered solely by “Total Revenue” achievement and EBITDA is zero or positive but fails to reach the corresponding EBITDA threshold, the payout ratio R shall be determined according to the percentage of actual Total Revenue achievement over the target value, with a cap of 100%, and the rule of taking the higher percentage shall not apply.

4.3 Rolling Cumulative Assessment and Standalone Current-Year Relief Mechanism

(a) Two-Year Rolling Cumulative Assessment:

If URAY fails to trigger performance payout in a certain assessment year (Year N), the actual financial data of that year shall be rolled over and combined with the next year (Year N+1) for joint assessment:

●	The assessment indicators shall be the sum of the cumulative Total Revenue and cumulative EBITDA of Year N and Year N+1;

●	If the two-year cumulative data reaches the corresponding standards of the sum of the targets of Year N and Year N+1 (determined according to the logic of Article 4.2), then after the completion of the audit of the financial report of Year N+1, the cumulative performance entitlements shall be made up/paid according to the standard (after deducting the performance actually received in Year N).

(b) Standalone Current-Year Qualification:

If the two-year cumulative calculation fails to reach the cumulative standard, but the single-year financial data of Year N+1 (the current year) reaches the assessment standard of Year N+1 (reaching 90% or above), then the performance of Year N+1 (the current year) may still be calculated and paid normally according to the standards stipulated in Article 4.2, completely unaffected by the failure to meet the standard in the previous year.

4.4 SEC Audit and Reconciliation Standards

Financial data shall be based on the URAY consolidated data audited by PCAOB in the annual report (Form 20-F) of EDTK.

The financial costs incurred by the Buyer for the audit of URAY and related matters shall not be recognized as costs of URAY and shall be borne by the Buyer itself.

Given that the annual reporting period of EDTK is from April 1 of a calendar year to March 31 of the following calendar year, while the Performance Assessment Year of URAY is from October 1 of a calendar year (Y1 starts from the Closing Date) to September 30 of the following calendar year, the calculation of the assessment indicators is agreed as follows:

Revenue Calculation Standards and Basis:

Y1: URAY’s revenue in the full-year consolidated financial statements of EDTK Fiscal Year 2027 + URAY’s revenue in the semi-annual consolidated financial statements of EDTK Fiscal Year 2028 (hereinafter referred to as “28H1 Revenue”);

Y2: URAY’s revenue in the full-year consolidated financial statements of EDTK Fiscal Year 2028 − 28H1 Revenue + URAY’s revenue in the semi-annual consolidated financial statements of EDTK Fiscal Year 2029 (hereinafter referred to as “29H1 Revenue”);

Y3: URAY’s revenue in the full-year consolidated financial statements of EDTK Fiscal Year 2029 − 29H1 Revenue + URAY’s revenue in the semi-annual consolidated financial statements of EDTK Fiscal Year 2030 (hereinafter referred to as “30H1 Revenue”).

EBITDA Calculation Standards and Basis:

Y1: URAY’s EBITDA in the full-year consolidated financial statements of EDTK Fiscal Year 2027 + URAY’s EBITDA in the semi-annual consolidated financial statements of EDTK Fiscal Year 2028 (hereinafter referred to as “28H1 EBITDA”);

Y2: URAY’s EBITDA in the full-year consolidated financial statements of EDTK Fiscal Year 2028 − 28H1 EBITDA + URAY’s EBITDA in the semi-annual consolidated financial statements of EDTK Fiscal Year 2029 (hereinafter referred to as “29H1 EBITDA”);

Y3: URAY’s EBITDA in the full-year consolidated financial statements of EDTK Fiscal Year 2029 − 29H1 EBITDA + URAY’s EBITDA in the semi-annual consolidated financial statements of EDTK Fiscal Year 2030.

The EBITDA referred to above shall be calculated from the pre-tax profit, interest, depreciation and amortization of URAY consolidated in the corresponding period’s audited or reviewed consolidated financial statements of EDTK: EBITDA = Pre-tax Profit + Interest Expense + Depreciation Expense + Amortization Expense.

The full-year consolidated financial statements and semi-annual consolidated financial statements of EDTK referred to above shall be based on the URAY data consolidated in the consolidated financial statements of EDTK that are audited or reviewed by the independent auditor engaged by EDTK in accordance with the standards published by PCAOB and other relevant professional standards and published on the SEC website. The Parties acknowledge and agree that the full-year and semi-annual consolidated financial statements published on the SEC website may not directly present the standalone financial data of URAY; EDTK shall provide relevant detailed materials that can be reconciled to the published financial statements regarding the financials related to URAY, so as to facilitate URAY’s verification of the calculation process of the assessment indicators.

4.5 Negotiation Mechanism for New Round of Performance Standards

Starting from the Fourth Performance Assessment Year (Y4), the new round of performance assessment targets, incentive schemes and share/bonus allocation mechanisms for the URAY team shall be jointly negotiated and agreed upon by the Buyer and the Seller within six (6) months prior to the end of the Third Performance Assessment Year (Y3) and confirmed by a supplemental agreement.

ARTICLE 5 PRECONDITIONS FOR STAGED FUNDING

5.1 Preconditions for Staged Funding

(a) The Buyer agrees to provide the Target Company with a first-tranche loan of US$1 million (at an annual interest rate of 7%) for the business development of the Target Company, which shall be disbursed only after all of the following preconditions are satisfied:

●	Completion of equity Closing and reorganization of the board of directors of URAY;

●	All IP intellectual property rights, software copyrights, accounts and distribution channels related to the Target Company’s business under the Seller and its Affiliates, and the Intangible Assets of the Seller’s Affiliates, have been transferred and migrated free of charge to the name of URAY and delivery has been completed;

●	The Singapore OCBC bank account of URAY has been changed, a new CFO appointed by the Buyer has joined URAY, and such CFO has obtained the highest dual-signature approval authority for fund transfers.

(b) Second-tranche Funding (US$1 million): After the first-tranche loan of US$1 million (at an annual interest rate of 7%) has been used for operations, the following assessment standard must be met: after URAY obtains the first US$1 million loan, the Company’s monthly revenue reaches US$750,000. Revenue recognition shall be verified by audit on an accrual basis in accordance with the requirements for listed companies. In the month following the achievement of the above monthly revenue target, the Buyer shall disburse the second US$1 million loan to the Target Company. Such loan shall be disbursed after verification by the CFO appointed by the Buyer to URAY.

5.3 Loan Terms

(a) The two tranches of loans totaling US$2 million under Article 5.1 are both unsecured shareholder loans borrowed by URAY from the Buyer, at an annual interest rate of 7%, with the interest accrual period commencing from the actual disbursement date of the relevant funds until the actual repayment date.

(b) URAY shall, limited to its operating cash flow and distributable profits, give priority to the repayment of the principal and interest of the Buyer’s loans (first repaying the principal and interest of the first-tranche loan, then the principal and interest of the second-tranche loan); the specific repayment time, method and amount shall be determined by the CFO appointed by the Buyer together with the board of directors of URAY in accordance with this Agreement. URAY shall repay as soon as possible after achieving profitability and having the ability to repay.

(c) Without the written consent of the Buyer, URAY shall not create any third-party encumbrance over the above loans, nor affect the repayment of the principal and interest of the Buyer’s loans by way of dividend distribution or distribution to shareholders; in the event of liquidation or dissolution of URAY, the principal and interest of the Buyer’s loans shall have priority over ordinary shareholders’ equity in accordance with law.

(d) The fact that the Buyer’s loans have not been repaid shall not affect the other rights enjoyed by the Buyer as a shareholder of URAY under this Agreement.

ARTICLE 6 CORPORATE GOVERNANCE, TEAM BINDING AND U.S. STOCK COMPLIANCE

6.1 Board Structure and Incentive Share Allocation Resolutions

(a) The board of directors of URAY shall consist of three (3) directors: two (2) directors designated by the Buyer and one (1) director designated by the Seller (to be served personally by Mr. Liu Qingwu). The chairman of the board shall be a director designated by the Buyer.

(b) Independent Allocation Authority over the Share Pool: The allocation plan, beneficiaries and release timing of the shares transferred to the Performance Earn-out Special Share Pool under Article 2.1(ii) (2.5 million shares and the Top-up issuance portion under Article 2.5) shall be fully decided by independent board resolutions (Board Resolutions) of the board of directors of URAY.

6.2 Financial Internal Control and Dual-Signature System

The CFO of URAY appointed by the Buyer shall be fully responsible for the financial and accounting affairs of URAY. All bank accounts of URAY shall implement a dual-signature system for fund payments, and all payments must include the signature authorization and consent of the CFO appointed by the Buyer.

6.3 Key Person Binding and Non-Compete Restrictions

(a) Key Person Binding: Mr. Liu Qingwu undertakes to continue to serve in a core management position at URAY and to sign a service and non-compete agreement of no less than three (3) years.

(b) The Seller and its Affiliates undertake that, during the shareholding period and for two (2) years after departure, they shall not engage in game and user acquisition businesses that compete with URAY, either by themselves or by establishing separate entities.

(c) Among the Seller (Liu Qingwu) and the core team members of URAY (hereinafter the “Core Team”), those determined by the board of directors of URAY as key persons shall each sign a service agreement and non-compete agreement of no less than three (3) years with URAY. During the shareholding period and for two (2) years after departure, the Core Team members shall not, by themselves, jointly with others, or through their affiliated entities, directly or indirectly engage in game research and development, user acquisition, publishing, advertising monetization or other businesses that compete with URAY, nor solicit or induce customers, channel partners or employees of URAY and its Affiliates.

(d) The Seller (Liu Qingwu) undertakes and shall cause its Affiliates and relevant rights holders not to directly or indirectly employ, hire or in any way solicit the Seller and the Core Team members of URAY, nor induce or assist such persons to breach their service, non-compete, confidentiality or other obligations with URAY. If the Seller breaches this paragraph, in addition to the share repurchase and accountability under Article 3.2(b), it shall also compensate the Buyer and its Affiliates for all losses suffered thereby (including but not limited to reasonable recruitment, replacement and legal fees).

6.4 U.S. Stock Compliance

URAY must ensure that data is genuinely recorded and strictly prohibit false clicks, and strictly comply with the following U.S. stock compliance requirements: (a) Sections 302 (CEO/CFO financial report certification) and 404 (internal control assessment and audit) of the Sarbanes-Oxley Act; (b) compliance with COPPA, GDPR and other applicable data privacy protection regulations; (c) ensuring that all data is genuinely recorded and strictly prohibiting false clicks or other fraudulent acts; (d) compliance with the U.S. Foreign Corrupt Practices Act (FCPA) and other applicable anti-corruption laws.

ARTICLE 7 GOVERNING LAW AND DISPUTE RESOLUTION

7.1 Governing Law

The formation, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

7.2 Dispute Resolution

Any dispute arising from or in connection with this Agreement shall be submitted to the Shenzhen Court of International Arbitration (also known as the South China International Economic and Trade Arbitration Commission, English abbreviation SCIA) for arbitration in accordance with the Arbitration Rules of the Shenzhen Court of International Arbitration in effect at the time of application for arbitration. The place of arbitration shall be Shenzhen, Guangdong Province, People’s Republic of China. The language of arbitration shall be Chinese. The arbitral tribunal shall consist of three (3) arbitrators; for disputes with a smaller amount in dispute, clear facts or as agreed by the Parties, a sole arbitrator may be applied. The arbitral award shall be final and binding upon the Parties. The arbitration fees (including but not limited to institutional arbitration fees, arbitrators’ remuneration and reasonable attorneys’ fees incurred by the Parties, as determined by the arbitral tribunal) shall be borne by the losing party, unless otherwise determined by the arbitral tribunal. If either Party fails to perform the arbitral award, the other Party shall have the right to apply to the competent people’s court for compulsory enforcement.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer that, as of the signing date of this Agreement and as of the Closing Date:

(a) The Seller lawfully holds 100% of the equity interest in URAY, and such equity interest is free from any mortgage, pledge, lien or other security interest;

(b) URAY has been duly incorporated and is validly existing;

(c) The Seller has the authority to sign and perform this Agreement;

(d) The signing and performance of this Agreement do not violate any applicable law or any agreement binding upon the Seller;

(e) URAY has no material litigation, arbitration or administrative proceedings that have not been disclosed to the Buyer;

(f) The financial statements of URAY are true, accurate and complete, and there are no outstanding taxes payable;

(g) The Seller and its Affiliates have paid all taxes payable in accordance with law, and the transfer and migration of their Intangible Assets to URAY under this Agreement will not be subject to any restrictions by governmental authorities or third parties;

(h) The Seller has lawful, valid and undisputed rights to all Intangible Assets that it undertakes to transfer/migrate to URAY; such assets are free from any mortgage, pledge, lien, attachment, freeze or other third-party encumbrances, and their transfer/migration is not subject to any contractual or legal restrictions of governmental authorities or third parties (including but not limited to channel partners, collaborators and suppliers);

(i) URAY has not incurred any material liabilities, contingent liabilities, external guarantees or capital commitments that are not reflected in the financial statements, and since the date of the most recent financial statements, there has been no Material Adverse Change in its business, assets, financial or operating condition;

(j) The operations of URAY and the assets to be transferred by the Seller comply with applicable laws, regulatory requirements and third-party contractual agreements, and there are no violations, breaches, infringements or disputes that may give rise to material liabilities or losses (including but not limited to intellectual property infringement of game products, software and content, personal information and data security, taxation, labor employment and anti-commercial bribery);

(k) Except as has been disclosed in writing to the Buyer, neither URAY nor the Seller has any pending or potential material litigation, arbitration, administrative penalties or regulatory investigations, nor is there any formal threat or notice of such proceedings;

(l) The Seller and its Affiliates have paid in full in accordance with law all taxes payable in connection with this equity transfer and the consideration arrangements under this Agreement, and shall cooperate in completing any necessary tax declarations, withholdings and other tax compliance matters as reasonably requested by the Buyer;

(m) Neither URAY nor the Seller has any acts that violate the U.S. Foreign Corrupt Practices Act, the Singapore Prevention of Corruption Act or other applicable anti-corruption, anti-money laundering and sanctions laws and regulations;

(n) The Seller has the authority and has obtained all internal and third-party consents, approvals and authorizations necessary for the signing and performance of this Agreement and the transfer/migration arrangements thereunder.

8.2 Representations and Warranties of the Buyer

The Buyer represents and warrants to the Seller that, as of the signing date of this Agreement and as of the Closing Date:

(a) The Buyer has been duly incorporated and is validly existing;

(b) The Buyer has the authority to sign and perform this Agreement;

(c) The Buyer’s shares are listed on Nasdaq in compliance;

(d) The signing and performance of this Agreement have obtained all corporate approvals required by the Buyer.

8.3 Indemnification Obligations of the Seller

The Seller shall indemnify and hold harmless the Buyer and its Affiliates (including URAY) from and against any losses (including reasonable attorneys’ fees and expenses) suffered or claimed by them arising from the following matters:

(i) Any representation and warranty made by the Seller or URAY under this Agreement being untrue, inaccurate, incomplete or misleading;

(ii) The Seller’s breach or failure to perform any undertaking, covenant or obligation under this Agreement, including but not limited to the transfer/migration of Intangible Assets under Article 1.2, the key person binding and non-compete obligations under Article 6.3, and the undertakings and warranties under Article 8.1;

(iii) Any debts, liabilities or obligations (including taxes and third-party claims) borne by URAY or its assets or Intangible Assets arising from causes that existed or occurred prior to Closing and were not disclosed in writing to the Buyer.

ARTICLE 9 CONFIDENTIALITY

9.1 Confidentiality Obligations

Except as otherwise provided in this Agreement, the Parties shall strictly keep confidential the existence, terms, transaction structure, negotiation process, Closing arrangements of this Agreement and any non-public, confidential or proprietary information obtained from the other Parties or the Target Company (collectively, “Confidential Information”), and shall not disclose, provide or otherwise use such information to any third party, except for disclosure required for the performance of this Agreement or by laws, regulatory authorities, stock exchanges, courts or other competent authorities.

9.2 Permitted Disclosure

The Parties may disclose Confidential Information to their Affiliates, directors, senior management, employees, professional advisors, auditors, financing parties and other persons providing services for this transaction, provided that such persons are ensured to undertake confidentiality obligations no less stringent than those under this Article; the disclosing Party shall be liable for any breach of this Article by such persons. EDTK may, in accordance with the disclosure requirements of the U.S. Securities and Exchange Commission, furnish a Form 6-K and disclose this Agreement and its principal terms in its Form 20-F annual report.

9.3 Exceptions and Duration

Confidential Information does not include information that the receiving Party can prove was lawfully known prior to disclosure, has become public other than through breach of this Agreement, was lawfully obtained from a third party entitled to disclose and not under a confidentiality obligation, or was independently developed by the receiving Party without use of the Confidential Information. The confidentiality obligations shall take effect from the signing date of this Agreement and shall continue for three (3) years after the termination or Closing of this Agreement; for information that constitutes trade secrets under law, the obligations shall remain effective during the period it constitutes trade secrets.

ARTICLE 10 NOTICES

10.1 Method of Notice

Notices, requests, consents or other communications under this Agreement shall be made in writing and sent by personal delivery, registered mail, international courier or email to the following addresses (or such other address as a Party may notify the other Parties in writing pursuant to this Article):

Buyer: Skillful Craftsman Education Technology Ltd

Address: 7th Floor West Wing, 7b Building, Shenzhen Bay Eco-Park, Shenzhen, China

Email:

Attention: Bill Fu

Seller: LIU QINGWU

Address:

Email:

Attention: LIU QINGWU

Target Company: URAY PTE. LTD.

Address:

Email:

Attention: Lu Yaqian

If the contact information of any Party changes, it shall notify the other Parties in writing at least ten (10) business days in advance; otherwise, it shall bear the adverse consequences arising therefrom. If losses are caused to the other Parties as a result, it shall compensate the other Parties for all such losses.

10.2 Effectiveness of Delivery

Notices delivered by personal delivery shall take effect upon delivery; notices sent by registered mail or international courier shall take effect upon signed receipt; notices sent by email shall take effect upon successful transmission without receipt of a bounce-back.

ARTICLE 11 GENERAL PROVISIONS

11.1 Entire Agreement

This Agreement and its annexes constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior oral or written agreements, understandings and communications among the Parties with respect to such subject matter.

11.2 Amendments in Writing

Any modification, supplement or waiver of this Agreement shall be made in writing and signed by the duly authorized representatives of the Parties before becoming effective.

11.3 Severability

If any provision of this Agreement is determined by a court or arbitral tribunal of competent jurisdiction to be invalid, illegal or unenforceable, it shall not affect the validity and enforceability of the other provisions; the Parties shall replace such provision with a lawful, valid provision that most closely achieves the original commercial purpose of the provision.

11.4 Waiver

The failure or delay of any Party to exercise any right, power or remedy under this Agreement shall not constitute a waiver of such right, power or remedy; any single or partial exercise shall not preclude further exercise.

11.5 Successors and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective lawful successors and permitted assigns. Without the prior written consent of the other Parties, no Party may assign, entrust or otherwise transfer any of its rights or obligations under this Agreement.

11.6 Counterparts

This Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts together shall constitute one and the same agreement; signed copies delivered by electronic signature or electronic transmission shall have the same legal effect as the original.

11.7 Expenses

Except as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses related to the negotiation, signing, performance and Closing of this Agreement, including the fees of its respective lawyers, accountants and other professional advisors.

(End of Main Text)

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been signed by the following Parties on the date and at the place first written above and shall take effect:

Buyer: Skillful Craftsman Education Technology Ltd

Authorized Representative Signature: /s/ Bin Fu_______________________________

Seller: LIU QINGWU

Signature: /s/ Liu Qingwu______________________________

Target Company: URAY PTE. LTD.

Authorized Representative Signature: /s/ Liu Qingwu______________________________

Page 18 of 18